Exhibit 5.1

Marc A. Recht

T: +1 617 937 2316

mrecht@cooley.com

May 7, 2020

ZIOPHARM Oncology, Inc.

One First Avenue, Parris Building 34, Navy Yard Plaza

Boston, Massachusetts 02129

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering of up to 530,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), pursuant to inducement awards made on terms and conditions consistent with equity awards under the Company’s 2012 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as currently in effect, the Plan, and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by all persons other than the Company where execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the applicable inducement awards, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full). We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Marc A. Recht
Marc A. Recht